Exhibit 99.3

INDEX

HD Supply Power Solutions Business Audited Combined Financial Statements

HD Supply Power Solutions Business Unaudited Combined Financial Statements

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Management of HD Supply, Inc.

We have audited the accompanying combined financial statements of the HD Supply Power Solutions Business, a business of HD Supply, Inc., which comprise the combined balance sheets as of February 1, 2015 and February 2, 2014, and the related combined statements of operations and comprehensive income (loss), of owner’s equity and of cash flows for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the HD Supply Power Solutions Business, a business of HD Supply, Inc. at February 1, 2015 and February 2, 2014, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 12, 2015

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Amounts in thousands

	Fiscal Year Ended
	February 1, 2015	February 2, 2014

Net sales	$ 1,909,136	$ 1,849,564
Cost of sales	1,614,395	1,571,669

Gross Profit	294,741	277,895
Operating expenses:
Selling, general and administrative	225,728	217,388
Depreciation and amortization	26,164	24,678
Restructuring charge	1,225	2,718

Total operating expenses	253,117	244,784
Operating Income	41,624	33,111
Interest (income) expense, net	(316)	50,082
Other (income) expense, net	(18)	(175)

Income (Loss) Before Provision for Income Taxes	41,958	(16,796)
Provision for income taxes	6,329	6,864

Net Income (Loss)	$35,629	$(23,660)

Other comprehensive loss — foreign currency translation adjustment	(9,189)	(9,897)

Total Comprehensive Income (Loss)	$26,440	$(33,557)

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED BALANCE SHEETS

Amounts in thousands

	February 1, 2015	February 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$23,656	$31,743
Receivables, less allowance for doubtful accounts of $1,438 and $2,019	231,933	240,395
Receivables from affiliates	69	187
Inventories	310,948	281,027
Deferred tax assets	548	706
Other current assets	4,272	2,959

Total current assets	571,426	557,017

Property and equipment, net	32,903	32,513
Goodwill	210,820	212,895
Intangible assets, net	55,083	73,544
Other assets	4,329	5,187

Total assets	$874,561	$881,156

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$216,208	$212,362
Accrued compensation and benefits	23,624	20,636
Payables to affiliates	205	95
Other current liabilities	21,687	10,267

Total current liabilities	261,724	243,360

Other liabilities	8,922	9,635

Total liabilities	270,646	252,995

Owner’s Equity:
Owner’s net investment	618,838	633,895
Accumulated Other Comprehensive Loss — foreign currency	(14,923)	(5,734)

Total owner’s equity	603,915	628,161

Total liabilities and owner’s equity	$874,561	$881,156

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF OWNER’S EQUITY

Amounts in thousands

	Owner’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Owner’s equity at February 3, 2013	$8,877	$4,163	$13,040
Net loss	(23,660)		(23,660)
Net Contribution from Parent	648,678		648,678
Other comprehensive loss:
Foreign currency translation adjustment		(9,897)	(9,897)

Owner’s equity at February 2, 2014	$633,895	$(5,734)	$628,161

Net income	35,629		35,629
Net Distribution to Parent	(50,686)		(50,686)
Other comprehensive loss:
Foreign currency translation adjustment		(9,189)	(9,189)

Owner’s equity at February 1, 2015	$618,838	$(14,923)	$603,915

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF CASH FLOWS

Amounts in thousands

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$35,629	$(23,660)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,164	24,678
Provision for uncollectibles	339	(349)
Non-cash interest charges from parent	—	50,336
Non-cash allocation charges from parent	7,655	8,527
Stock-based compensation expense	2,878	2,537
Deferred income taxes	882	421
Non-cash restructuring charge	—	3,415
Other non-cash adjustments	573	772
Changes in assets and liabilities:
(Increase) decrease in receivables	3,261	(7,791)
Increase in inventories	(31,820)	(15,076)
Increase in other current assets	(1,320)	(638)
(Increase) decrease in other assets	77	(138)
Increase in accounts payable	5,216	2,954
Change in net receivables from /payables to affiliates	229	(110)
Increase (decrease) in accrued liabilities	13,982	(948)
Decrease in other long-term liabilities	(1,116)	(2,055)

Net cash provided by operating activities	62,629	42,875

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,152)	(12,331)

Net cash used in investing activities	(7,152)	(12,331)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash distribution to parent	(61,336)	(17,577)

Net cash used in financing activities	(61,336)	(17,577)

Effect of exchange rates on cash and cash equivalents	(2,228)	(3,107)
Increase (decrease) in cash and cash equivalents	$(8,087)	$9,860
Cash and cash equivalents at beginning of period	31,743	21,883

Cash and cash equivalents at end of period	$23,656	$31,743

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Dollars in thousands, except per share amounts

NOTE 1 — BASIS OF PRESENTATION & DESCRIPTION OF BUSINESS

Basis of Presentation

The accompanying combined financial statements present the results of operations, financial position and cash flows of HD Supply Power Solutions, Ltd., HDS Power Solutions, Inc. (MI), and a division of HD Supply Canada, Inc. (combined “HD Supply Power Solutions Business,” or the “Company,” or “Power Solutions”), each wholly owned, indirect subsidiaries of HD Supply, Inc. (“HD Supply” or “Parent”).

The preparation of these financial statements includes the use of “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company and have been identified and allocated or pushed down as appropriate to reflect the financial results of the Company for the periods presented. Assets include items such as rebate receivables; liabilities include items such as employee benefit accruals and insurance accruals; expenses include services for items such as human resources, tax, accounting, information technology, legal, internal audit, operations and treasury. Allocations were made based on specific identification where practicable. In instances where specific identification was deemed not practicable, allocations were made based on allocation-specific, appropriate metrics including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization (“EBITDA”), branch count and employee count. Management believes the methodology applied in the allocation of these costs is reasonable. HD Supply’s net investment in the Company is shown as owner’s net investment in the Combined Balance Sheets.

No third-party debt has been allocated to the Company from HD Supply. Interest expense included in these financial statements reflects the terms of the intercompany debt agreement between HD Supply Holdings, LLC, a wholly owned subsidiary of HD Supply, Inc., and the Company. These terms may not be indicative of terms reached on a third-party basis. These combined financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if the Company operated as a stand-alone, independent business. Further, a change in the parent company’s size and cost structure may result in additional or fewer expenses.

Description of Business

Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. The Company serves four distinct customer end markets: Investor-Owned Utilities (“IOU”), Public Power, Construction, and Industrial. Power Solutions serves electric power plant customers primarily through a bid based model and, to a lesser extent, sells MRO products through print catalogs. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction. Power Solutions also provides materials management and procurement outsourcing services. Power Solutions’ capabilities allow the Company to integrate with its customers and perform part of their sourcing and procurement function. The Company operates through a network of 123 branches in the United States across 30 states and 4 branches in Canada in 4 provinces.

Principles of Combination

The combined financial statements present the results of operations, financial position and cash flows of Power Solutions. All material intercompany balances and transactions have been eliminated.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Fiscal Year

HD Supply Power Solutions’ fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended February 1, 2015 (“fiscal 2014”) and February 2, 2014 (“fiscal 2013”) both included 52 weeks.

Legal Entity & Geographic Information

Power Solutions is the combination of HD Supply’s Utilities and Electrical businesses. These businesses, operating as one segment, are held in three legal entities: HD Supply Power Solutions, Ltd., HDS Power Solutions, Inc. (MI), and a division of HD Supply Canada, Inc. Effective February 4, 2013 (the first day of fiscal 2013), through a series of transactions, HD Supply Electrical, Ltd. was merged with HD Supply Utilities, Ltd., which was subsequently renamed HD Supply Power Solutions, Ltd.

Power Solutions operates in the United States and Canada. Net sales for Power Solutions outside the United States, primarily Canada, were $230,336 and $276,491 in fiscal 2014 and fiscal 2013, respectively. Long-lived assets of Power Solutions in Canada were $14,966 and $17,799 as of February 1, 2015 and February 2, 2014, respectively.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Actual results could differ from these estimates. Also, as discussed in Note 1, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

Cash and Cash Equivalents

HD Supply Power Solutions considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all inventories is determined by the weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 –45 years
Transportation equipment	5 – 7 years
Furniture, fixtures and equipment	3 –10 years

Capitalized Software Costs

The Company capitalizes certain software costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, ranging from 3 to 6 years. At February 1, 2015 and February 2, 2014 capitalized software costs of the Company totaled $1,479 and $1,926, respectively, net of accumulated amortization of $5,628 and $4,525, respectively. Amortization of capitalized software costs totaled $1,106 and $780 in fiscal 2014 and fiscal 2013, respectively.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. Power Solutions does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis or whenever events or circumstances indicate that it is “more likely than not” that the fair value of its reporting unit has dropped below its carrying value. During fiscal 2014, the Company changed the timing of the annual impairment test from the third quarter to the fourth quarter. The Company believes this change is preferable since it better aligns the test with the preparation of its annual long-range forecasts. There were no goodwill impairment charges recorded in fiscal 2014 or fiscal 2013.

Intangible Assets

Intangible assets consist primarily of customer relationships and leasehold interests related to operating leases and are amortized using the straight-line method over the shorter of their asset life or the lease term. The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment may exist. All of the Company’s intangible assets are subject to amortization. No impairments of intangible assets were identified during fiscal 2014 or fiscal 2013.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows. No material impairments of long-lived assets were identified during fiscal 2014 or fiscal 2013.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Self-Insurance

HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the accompanying Combined Balance Sheets. HD Supply’s self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. These self-insurance programs have been allocated to the Company using reasonable methodologies such as sales, payroll and headcount information. At February 1, 2015 and February 2, 2014, the Company’s self-insurance liabilities totaled $7,293 and $7,308, respectively.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company’s long-term financial assets and liabilities are recorded at historical costs.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured.

The Company ships products to customers by third party carriers and its internal fleet. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and were approximately $28,570 and $11,064 in fiscal 2014 and fiscal 2013, respectively.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers in Net revenues. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of revenues as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $12,888 and $12,303 in fiscal 2014 and fiscal 2013, respectively.

Advertising

Advertising costs are charged to expense as incurred. Advertising expenses, which are included in Selling, general and administrative expenses, were approximately $695 and $1,126 in fiscal 2014 and fiscal 2013, respectively.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Income Taxes

The Company provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

Comprehensive Income (Loss)

Comprehensive income (loss) includes Net income (loss) adjusted for certain revenues, expenses, gains and losses that are excluded from net income under U.S. GAAP. Adjustments to net income are for foreign currency translation adjustments.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries with a functional currency of Canadian dollars are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues, expenses and equity transactions are translated at a monthly average exchange rate.

Concentration of Credit Risk

The majority of the Company’s revenues are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers.

Leases

Leases are reviewed for capital or operating classification at their inception under the guidance of Accounting Standard Codification (“ASC”) 840, Leases. The Company uses its incremental borrowing rate in the assessment of lease classification and assumes the initial lease term includes renewal options that are reasonably assured. The Company conducts operations primarily under operating leases. For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, the amount of rental expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease.

Stock-Based Compensation

Certain employees of the Company participate in the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”), which was established on June 26, 2013 by HD Supply Holdings, Inc. (“Holdings”), the parent company of HD Supply. The Plan provides for stock based awards to employees,

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

consultants and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock based awards. The Plan replaces and succeeds the HDS Investment Holding, Inc. Stock Incentive Plan, as amended effective April 11, 2011 (the “Stock Incentive Plan”), and, from and after June 26, 2013, no further awards will be made under the Stock Incentive Plan. Both plans are accounted for under ASC 718, Compensation—Stock Compensation, which requires the recognition of share based compensation costs in the financial statements. The Company includes these costs in Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Income (Loss).

Recent Accounting Pronouncements

Revenue recognition — In May 2014, the FASB issued ASU No. 2014-09, “Revenue from contracts with customers” (“ASU 2014-09”). The amended guidance outlines a single comprehensive revenue model for entities to use in accounting for revenue arising from contracts with customers. The guidance supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” Entities have the option of using either a full retrospective or modified approach to adopt the guidance. ASU 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016 (early adoption is not permitted). In April 2015, the FASB proposed a one-year delay in the effective date of ASU 2014-09 and a permission to early adopt for interim and annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of adopting ASU 2014-09.

Discontinued operations — In April 2014, the FASB issued ASU No. 2014-08, “Reporting discontinued operations and disclosure of disposals of components of an entity” (“ASU 2014-08”). The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning on or after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The impact on the Company of adopting ASU 2014-08 will depend on the nature and size of future disposals, if any, of a component of the Company.

Presentation of an unrecognized tax benefit — In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”), which resolves diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain situations, as defined in ASU 2013-11. The Company adopted the provisions of ASU 2013-11 on February 3, 2014. The adoption of ASU 2013-11 did not have a material impact on the Company’s financial position or results of operations.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Release of cumulative translation adjustment — In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”), which resolves diversity in practice regarding the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The Company adopted the provisions of ASU 2013-05 on February 3, 2014. The adoption of ASU 2013-05 did not have a material impact on the Company’s financial position or results of operations.

NOTE 3 — RELATED PARTIES

HD Supply subsidiaries — The Company entered into transactions with HD Supply’s subsidiaries for the sale of inventory for the financial statement periods presented. Sales to HD Supply’s subsidiaries were approximately $1,047 and $1,087 in fiscal 2014 and fiscal 2013, respectively. Purchases from HD Supply’s subsidiaries were approximately $1,222 and $1,338 in fiscal 2014 and fiscal 2013, respectively. Sales with HD Supply’s subsidiaries are generally recorded at cost plus five percent. These amounts are reported in Net sales and Cost of sales, as the inventory is relieved through sales, in the Combined Statements of Operations.

Amounts due to HD Supply’s subsidiaries were approximately $205 at February 1, 2015 and $95 at February 2, 2014. Amounts due from HD Supply’s subsidiaries were approximately $69 at February 1, 2015 and $187 at February 2, 2014. Such amounts are included in the Combined Balance Sheets.

HD Supply — The Company has significant transactions with HD Supply through HD Supply’s centralized approach to managing the cash and the financing of the Company’s business. Under HD Supply’s centralized cash management system, cash requirements of the Company are provided directly by HD Supply, and cash generated by the operations of the Company are remitted directly to HD Supply. The resulting receivables and payables are then periodically contributed from or distributed to HD Supply as changes to owner’s equity. Additionally, during fiscal 2014 and fiscal 2013 net non-cash contributions from HD Supply of $2,995 and $3,354, respectively, are included as changes to owner’s equity. This includes income tax payments made on behalf of the Company as discussed in Note 6, Income Taxes.

HD Supply affiliates — The Company purchased product from affiliates of HD Supply’s owners (“Equity Sponsors”) and Board of Directors for approximately $49,632 and $46,301 in fiscal 2014 and fiscal 2013, respectively. In addition, the Company sold product to affiliates of the Equity Sponsors and Board of Directors for less than $100 in both fiscal 2014 and fiscal 2013. The Company believes these transactions were conducted at prices that an unrelated third party would pay.

Agile Sourcing Partners — The Company holds a 35% ownership in Agile Sourcing Partners (“Agile”). Agile provides supply chain and sourcing services for electric and gas utilities, suppliers and contractors, primarily in California, Nevada, Virginia and Maryland. Additional capabilities include logistics, product staging, cross docking, kitting, assembly, inspection, on site auditing, staffing, consulting, and project management. The Company accounts for its ownership in Agile under the equity method of accounting in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company recorded its pro rata portion of earnings of Agile of approximately $18 and $175 in fiscal 2014 and fiscal 2013, respectively. The Agile investment was $2,047 and $2,029 at February 1, 2015 and February 2, 2014, respectively. Power Solutions sold product to Agile for approximately $9,958 and $11,708 in fiscal 2014 and fiscal 2013, respectively. The Company believes these transactions were conducted at prices that an unrelated third party would pay.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

NOTE 4 — GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying amount of the Company’s goodwill included in the Combined Balance Sheets is as follows:

	February 1, 2015	February 2, 2014
Gross Goodwill	$309,320	$311,395
Accumulated Impairment	(98,500)	(98,500)

Net Goodwill	$210,820	$212,895

Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis, historically in the third quarter of each fiscal year. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. During fiscal 2014, the Company changed the timing of the annual impairment test from the third quarter to the fourth quarter of each fiscal year, which was considered a change in accounting principle. The Company believes this change is preferable since it better aligns the test with the preparation of its annual long range forecasts. The change in accounting principle did not accelerate, delay or cause a goodwill impairment charge.

To satisfy the annual testing requirement, the Company performed the annual goodwill impairment testing during both the third quarter of fiscal 2014 (as of August 3, 2014) and the fourth quarter of fiscal 2014 (as of November 2, 2014). The Company also uses judgment in assessing whether it needs to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other events. If the carrying amount of its reporting unit exceeds fair value, a possible impairment would be indicated.

The Company determines the fair value of its reporting unit using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company’s most recent long-range forecast and, for years beyond the forecast, the Company’s estimates, which are based on estimated exit multiples times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

There was no indication of impairment in either of the fiscal 2014 annual tests or in the fiscal 2013 annual test. The Company’s analysis was based, in part, on HD Supply’s expectation of future market conditions, as well as, discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined to the extent that the Company’s goodwill could be impaired.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

The following table presents the changes in goodwill for the fiscal years presented.

	Fiscal 2014	Fiscal 2013
Net Goodwill beginning of period	$212,895	$214,878
Realization of tax deductible goodwill from a prior acquisition	(349)	(322)
Translation adjustments	(1,726)	(1,661)

Net Goodwill end of period	$210,820	$212,895

Intangible Assets

The Company’s intangible assets included in the Combined Balance Sheets consist of the following:

	February 1, 2015	February 2, 2014
Gross Customer Relationship Intangible Asset	$192,000	$192,000
Accumulated Amortization	(136,917)	(118,456)

Net Customer Relationship Intangible Asset	$55,083	$73,544

The customer relationships are being amortized over the estimated useful life of 10.4 years and are expected to become fully amortized in fiscal 2017.

Amortization expense related to intangible assets was $18,462 and $18,462 in fiscal 2014 and fiscal 2013, respectively. Estimated future amortization expense for intangible assets recorded as of February 1, 2015 is $18,462, $18,462, and $18,160 for fiscal 2015, fiscal 2016, and fiscal 2017, respectively.

NOTE 5 — DEBT

On February 3, 2008, the predecessor entities of Power Solutions (HD Supply Utilities, Ltd. and HD Supply Electrical, Ltd.) executed $439,300 in promissory notes, amended on January 25, 2013, due to HD Supply Holdings, LLC (“Holdings LLC”), a wholly owned subsidiary of HD Supply, Inc. The promissory notes bore interest at 12.5% per annum and had a maturity date of February 3, 2018. Interest was due quarterly each April 1, July 1, October 1 and January 1 for the prior calendar quarter. The terms of the notes required the payment of interest to be made by offsetting the intercompany balances between the Company and Holdings LLC. On January 31, 2014, Holdings LLC contributed the $439,300 promissory notes together with $215,074 of accrued interest to the Company. For purposes of these combined financial statements, the settlement of the intercompany balances has been reflected as part of the Net Contribution From Parent in the fiscal 2013 Statement of Owner’s Equity.

NOTE 6 — INCOME TAXES

The Company’s US activity is conducted as a mixed structure consisting of a partnership and a corporation for income tax purposes. The income tax expense, and related income tax balances from Company’s US activities conducted within the corporation are included within the accompanying combined financial statements. For US Federal and most state income taxes, a partnership is not subject to income tax. Instead, all of the company’s partnership US income tax activity flows into and is included in HD Supply’s US consolidated federal income tax return. The Company’s partnership state tax taxable income, with the exception of Texas and Tennessee, flows into HD Supply’s US state income tax filings. Texas and Tennessee subjects partnerships to income tax. Therefore, Texas and Tennessee partnership state income tax expense and related state income tax balances are included in the accompanying combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

The Company’s Canada activity is included as a division in HD Supply’s Canada tax return. As a result, Canadian income tax expense and related income tax balances included in the accompanying combined financial statements have been calculated as if the Company operated as a separate entity.

The components of Income (Loss) before Provision for Income Taxes are as follows:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
United States	$20,367	$(41,175)
Foreign	21,591	24,379

Total	$41,958	$(16,796)

The Provision for Income Taxes was as follows:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
United States	$318	$59
Foreign	6,011	6,805

Total	$6,329	$6,864

The Provision for Income Taxes consisted of the following:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
Current:
Federal	$—	$—
State	248	228
Foreign	5,199	6,215

	5,447	6,443
Deferred:
Federal	51	(87)
State	19	(82)
Foreign	812	590

	882	421

Total	$6,329	$6,864

The Company’s effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, and impairment charges.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

The reconciliation of the provision for income taxes at the federal statutory rate of 35% to the actual tax provision for fiscal 2014 and fiscal 2013 is as follows:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
Income taxes at federal statutory rate	$14,685	$(5,879)
State income taxes, net of federal income tax benefit	265	146
Foreign Rate Differential	(1,798)	(1,974)
Other Permanent Items	106	86
Adjustments to Tax Reserves	149	161
Partnership Income not subject to U.S. Tax	(7,078)	14,324

Total provision	$6,329	$6,864

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 1, 2015 and February 2, 2014 were as follows:

	February 1, 2015	February 2, 2014
Current:
Deferred Tax Assets:
Bad Debt	$68	$147
Inventory	276	303
Sales Allowance	64	80
Other accrued liabilities	140	176

Current deferred tax assets	548	706
Noncurrent:
Deferred Tax Assets:
Goodwill & Intangibles	1,742	2,365
Net Operating Loss Carryforwards	323	463
Other	—	8

Noncurrent deferred tax assets	2,065	2,836
Deferred Tax Liabilities:
Other	(8)	—

Noncurrent deferred tax liabilities	(8)	—

Deferred tax assets (liabilities), net	$2,605	$3,542

As of February 1, 2015, the Company has tax-effected U.S. federal net operating loss carryforwards of $119 which expire beginning in fiscal 2031. The Company also has $204 of tax-effected state net operating loss carryforwards which expire beginning in fiscal 2023.

Cash paid for income taxes on behalf of the Company was $5,281 and $6,054 in fiscal 2014 and fiscal 2013, respectively. These payments are included in the contribution to and distribution from the Company in the changes in owner’s equity.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Accounting for uncertain tax positions

The Company follows the US GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 requires application of a “more likely than not” threshold to the recognition and de recognition of tax positions. It further requires that a change in judgment related to prior years’ tax positions be recognized in the quarter of such change. A reconciliation of the beginning and ending amount of unrecognized tax benefits for continuing operations for fiscal 2014 and fiscal 2013 is as follows:

	February 1, 2015	February 2, 2014
Unrecognized Tax Benefits beginning of period	$2,475	$2,764
Gross increases for tax positions in current period	—	—
Gross increases for tax positions in prior period	—	—
Gross decreases for tax positions in prior period	(311)	(289)
Settlements	—	—
Lapse of statutes	—	—

Unrecognized Tax Benefits end of period	$2,164	$2,475

There are $2,164 and $2,475 of unrecognized tax benefits included in the balance at February 1, 2015 and February 2, 2014, respectively, whose resolution could affect the annual effective income tax rate.

The Company accrued $161 and $149 of gross interest and penalties related to unrecognized tax benefits for fiscal 2014 and fiscal 2013, respectively. The Company’s ending gross accrual for interest and penalties related to unrecognized tax benefits at February 1, 2015 and February 2, 2014 was $470 and $390, respectively. The Company’s accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of other liabilities on the Combined Balance Sheet.

The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service (“IRS”). Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes. Certain of the Company’s tax years 2007 and forward remain open for audit by the IRS, Foreign, and various state governments.

NOTE 7 — STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plan

Certain employees of the Company participate in the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”), which was established on June 26, 2013 by HD Supply Holdings, Inc. (“Holdings”), the parent company of HD Supply. The Plan provides for stock based awards to employees, consultants and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock based awards. The Plan replaces and succeeds the HDS Investment Holding, Inc. Stock Incentive Plan, as amended effective April 11, 2011 (the “Stock Incentive Plan”), and, from and after June 26, 2013, no further awards will be made under the Stock Incentive Plan. Holdings will issue new shares of common stock to satisfy options exercised under both the Plan and the Stock Incentive Plan. On July 2, 2013, Holdings registered 12.5 million shares for issuance pursuant to awards under the Plan and registered 14.8 million shares for issuance pursuant to outstanding awards under the Stock Incentive Plan as of June 26, 2013. As of February 1, 2015, approximately 10 million registered shares were available for issuance under the Plan.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

On June 26, 2013, the Board of Directors and shareholders of Holdings approved the HD Supply Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), which permits HD Supply’s eligible associates to purchase Holdings common stock at a 5% discount on the closing stock price at the end of each offering period. There are two six month offering periods during a calendar year beginning each January and July, with the first offering period commenced on January 1, 2014. Two million shares are authorized for issuance under the ESPP, and these shares were registered on July 2, 2013. During fiscal 2014, eligible associates of the Company purchased 9,514 shares under the plan.

Stock Options

Under the terms of the Plan and the Stock Incentive Plan (collectively, the “HDS Plans”), non-qualified stock options are to carry exercise prices at, or above, the fair market value of Holdings’ stock on the date of the grant. Prior to Holdings’ initial public offering, the fair market value of the stock was determined by the Board of Directors of Holdings based on such factors as it deemed appropriate, including but not limited to the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the common stock of Holdings that was performed by an independent valuation firm (although the Board of Directors of Holding was not obligated to obtain such a valuation).

The non-qualified stock options under the HDS Plans generally vest at the rate of 20% per year commencing on the first anniversary date of the grant or 100% on the third anniversary of the grant and expire on the tenth anniversary date of the grant.

A summary of option activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price
Outstanding at February 3, 2013	2,206	$12.75
Granted	114	18.00
Exercised	(155)	12.72
Canceled	(89)	10.77

Outstanding at February 2, 2014	2,076	$13.13
Granted	—	—
Exercised	(965)	11.48
Canceled	(161)	16.27
Transferred(1)	(272)	17.63

Outstanding at February 1, 2015	678	$12.92

(1)	Represents awards for employees who transferred to another HD Supply subsidiary.

The total intrinsic value of options exercised was approximately $14,340 and $1,735 in fiscal 2014 and fiscal 2013, respectively. As of February 1, 2015, there were approximately 678 stock options outstanding with a weighted average remaining life of 5.8 years and an aggregate intrinsic value of approximately $10,783. As of February 1, 2015, there were approximately 524 options exercisable with a weighted average

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

exercise price of $12.23, a weighted average remaining life of 5.7 years and an aggregate intrinsic value of approximately $8,706. As of February 1, 2015, there were approximately 644 options vested or expected to ultimately vest with a weighted average exercise price of $12.79, a weighted average remaining life of 5.7 years, and an aggregate intrinsic value of approximately $10,334.

The estimated fair value of the options when granted is amortized to expense over the options’ vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist’s assessment, at the date of grant based on the expected life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
Risk-free interest rate	—	1.80%
Dividend yield	—	0.00%
Expected volatility factor	—	58.30%
Expected option life in years	—	6.5

The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply’s competitors over the expected life of the HD Supply options. These volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply and then adjusted to reflect the leverage of HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plans, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of Holdings would exceed the exercise price of the option. No options were granted during fiscal 2014. The weighted-average fair value of each option granted during fiscal 2013 was $10.25. The Company recognized $1,688 and $2,390 of stock-based compensation expense related to stock options during fiscal 2014 and fiscal 2013, respectively. As of February 1, 2015 the unamortized compensation expense related to stock options was $517, which is expected to be recognized over a period of 0.9 years.

Restricted Stock and Restricted Stock Units

Restricted stock awards (“RSAs”) and restricted stock unit awards (“RSUs”) granted under the Plan are settled by issuing shares of common stock at the vesting date. Generally, the RSAs and RSUs granted to employees vest on a pro rata basis on each of the first four or five anniversaries of the grant, except in the case of death or disability, in which case the RSAs and RSUs vest as of the date of the event. Generally, the RSAs granted to members of the Company’s Board of Directors vest on the earliest of the one-year anniversary of the grant date, the next annual meeting after the grant date, or a change in control. The grant date fair value of the RSAs and RSUs is expensed over the vesting period. The shares represented by restricted stock awards are considered outstanding at the grant date, as the recipients are entitled to dividends and voting rights, which are subject to the same restrictions (including the risk of forfeiture) as the restricted stock awards.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

A summary of RSA and RSU activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at February 3, 2013	—	$—
Granted	70	$18.00
Restrictions lapsed	—	—
Canceled	(16)	$18.00

Outstanding at February 2, 2014	54	$18.00
Granted	203	24.26
Restrictions lapsed	(13)	18.85
Canceled	(14)	24.20
Transferred(1)	(17)	24.20

Outstanding at February 1, 2015	213	$22.99

(1)	Represents awards for employees who transferred to another HD Supply subsidiary.

The Company recognized $1,190 and $147 of stock-based compensation expense related to RSAs and RSUs during fiscal 2014 and fiscal 2013, respectively. As of February 1, 2015 the unamortized compensation expense related to RSAs and RSUs was $6,267, which is expected to be recognized over a period of 2.9 years.

Employee Benefit Plans

Employees of the Company who satisfy certain eligibility requirements may choose to participate in the comprehensive HD Supply Health & Welfare Benefits Program which provides different levels and types of coverage. The Health & Welfare Benefits Program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts.

HD Supply maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code. Employees of the Company who satisfy the plan’s eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. The Company may match a percentage of the employees’ contributions to the plan based on approval from the HD Supply Board of Directors. Matching contributions are generally made shortly after the end of each pay period or after the Company’s fiscal year end if an additional annual matching contribution based on HD Supply’s fiscal year financial results is approved. Power Solutions paid $2,442 and $2,281 in matching contributions during fiscal 2014 and fiscal 2013, respectively.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2025. In addition to minimum rentals, there are certain executor costs such as real estate taxes, insurance, and common area maintenance on most of its facility leases. Expense under these leases totaled $19,758 and $16,326 in fiscal 2014 and fiscal 2013, respectively, and are included in Selling, general and administrative expenses in the Combined Statements of Operations and Comprehensive Income (Loss).

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

Future minimum aggregate rental payments under non-cancelable operating leases as of February 1, 2015 are as follows:

	Fiscal Year					Thereafter	Total
	2015	2016	2017	2018	2019
Operating Leases	$15,816	$12,811	$9,572	$7,543	$5,376	$6,297	$57,415

The Company subleases three leased facilities to third parties. Total future minimum rentals to be received under non-cancelable subleases as of February 1, 2015 are approximately $141. Two of these subleases expire in fiscal 2016 and one expires in fiscal 2019.

In 2014, the Company entered into a build-to-suit lease arrangement for the construction of an approximately 15,000 square foot warehousing and office facility on an approximately 5 acre site located in Andrews, Texas. Due to the Company’s involvement with the construction of the facility, the Company is deemed to be the owner of the facility for accounting purposes during the construction phase. Accordingly, as of February 1, 2015, the Company had recorded a build-to-suit lease asset under construction of $1,310 as a component of Property and equipment, net, and a corresponding build-to-suit lease liability, which is a component of Other liabilities, on the Combined Balance Sheet. The final fair value of the land and facility are expected to be approximately $2,500. Following completion of the construction, the Company will lease the facility and land for an initial period of 10 years. Construction is expected to be completed in the second quarter of fiscal 2015.

Purchase Obligations

As of February 1, 2015, the Company has agreements in place with various vendors to purchase inventory in the aggregate amount of $308,753. These purchase obligations are generally cancelable, but the Company foresees no intent to cancel. Payment is due during fiscal 2015 for these obligations.

Encumbered Assets

Substantially all of the Company’s assets serve as collateral for HD Supply’s secured credit facilities. The Company is a guarantor of HD Supply’s secured credit facilities. In addition, the US entities of the Company are guarantors of HD Supply’s long-term notes.

Legal Matters

The Company is involved in various legal proceedings arising in the normal course of its business. In management’s opinion, none of the proceedings are material in relation to the operations, cash flows, or financial position of Power Solutions and the Company has adequate reserves to cover its estimated probable loss exposure.

The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company’s combined financial condition, results of operations or cash flows. For all other matters, management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

position, results of operations or cash flows of the Company if disposed of unfavorably. There are no material matters that are reasonably possible and reasonably estimable, including matters that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that the Company has accrued for. If a material loss is probable or reasonably possible, and in either case estimable, the Company has considered it in the analysis and it is included in the discussion set forth above.

NOTE 9 — SUPPLEMENTAL BALANCE SHEET INFORMATION

Receivables

Receivables as of February 1, 2015 and February 2, 2014 consisted of the following:

	February 1, 2015	February 2, 2014
Trade receivables, net of allowance for doubtful accounts	$215,305	$221,579
Vendor rebate receivables	12,570	13,484
Other receivables	4,058	5,332

Total receivables, net	$231,933	$240,395

Property and Equipment

Property and equipment at February 1, 2015 and February 2, 2014 consisted of the following:

	February 1, 2015	February 2, 2014
Land	$791	$810
Buildings and improvements	21,557	20,874
Transportation equipment	10,024	7,936
Furniture, fixtures and equipment	21,989	20,529
Capitalized software	7,107	6,451
Construction in progress	3,488	1,826

	64,956	58,426
Less accumulated depreciation & amortization	(32,053)	(25,913)

Property and equipment, net	$32,903	$32,513

Other Current Liabilities

Other current liabilities as of February 1, 2015 and February 2, 2014 consisted of the following:

	February 1, 2015	February 2, 2014
Deferred revenue	$12,088	$600
Accrued non-income taxes	4,538	3,992
Other	5,061	5,675

Total other current liabilities	$21,687	$10,267

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, except per share amounts

During fiscal 2014, the Company entered into an agreement for the provision of products to a customer for use in the customer’s construction projects. Due to the unpredictable timing of the construction projects, the customer prepaid for certain of the product prior to taking possession. The Company recognizes the revenue for these products when the customer is deemed to have taken possession of the product. The deferred revenue as of February 1, 2015 is expected to be fully recognized in the next twelve months.

NOTE 10 — RESTRUCTURING ACTIVITY

During the fourth quarter of fiscal 2013, management evaluated the cost structure of the Company and identified opportunities to reduce costs across its business, primarily through a workforce reduction of 62 employees. As a result, the Company recorded a restructuring charge of $2,718 for employee related charges, primarily severance. In addition, the Company recorded a $3,415 charge for an inventory liquidation plan related to discontinued products. The inventory liquidation charges were recorded to Cost of sales and all other restructuring charges were recorded to operating expenses within the Combined Statements of Operations and Comprehensive Income (Loss).

During fiscal 2014, the Company completed the restructuring activities under this plan, resulting in restructuring charges of $1,225 for additional workforce reductions of 12 employees and one branch closure. These charges were recorded as restructuring within the Combined Statements of Operations and Comprehensive Income (Loss). The Company expects the costs of these restructuring actions will be recovered through cost savings in less than one year. As of February 1, 2015, substantially all of the cash payments had occurred, with the remaining portion to be paid in the first quarter of fiscal 2015. The Company does not expect to incur additional restructuring charges under this plan.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Amounts in thousands, unaudited

	Three Months Ended
	May 3, 2015	May 4, 2014

Net sales	$500,327	$456,178
Cost of sales	425,420	385,262

Gross Profit	74,907	70,916
Operating expenses:
Selling, general and administrative	57,491	55,874
Depreciation and amortization	6,735	6,402
Restructuring	–	189

Total operating expenses	64,226	62,465
Operating Income	10,681	8,451
Interest (income) expense, net	(43)	(122)
Other (income) expense, net	(75)	(29)

Income Before Provision for Income Taxes	10,799	8,602
Provision for income taxes	1,322	1,303

Net Income	$9,477	$7,299

Other comprehensive income — foreign currency translation adjustment	3,278	1,299

Total Comprehensive Income	$12,755	$8,598

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED BALANCE SHEETS

Amounts in thousands, unaudited

	May 3, 2015	February 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$30,023	$23,656
Receivables, less allowance for doubtful accounts of $1,586 and $1,438	235,440	231,933
Receivables from affiliates	102	69
Inventories	330,792	310,948
Deferred tax assets	604	548
Other current assets	4,512	4,272

Total current assets	601,473	571,426

Property and equipment, net	32,905	32,903
Goodwill	211,391	210,820
Intangible assets, net	50,467	55,083
Other assets	4,344	4,329

Total assets	$900,580	$874,561

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$240,427	$216,208
Accrued compensation and benefits	11,886	23,624
Payables to affiliates	167	205
Other current liabilities	24,256	21,687

Total current liabilities	276,736	261,724

Other liabilities	9,644	8,922

Total liabilities	286,380	270,646

Owner’s Equity:
Owner’s net investment	625,845	618,838
Accumulated Other Comprehensive Loss — foreign currency	(11,645)	(14,923)

Total owner’s equity	614,200	603,915

Total liabilities and owner’s equity	$900,580	$874,561

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF OWNER’S EQUITY

Amounts in thousands, unaudited

	Owner’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Owner’s equity at February 2, 2014	$633,895	$(5,734)	$628,161

Net income	7,299		7,299
Net Contribution from Parent	12,877		12,877
Other comprehensive income:
Foreign currency translation adjustment		1,299	1,299

Owner’s equity at May 4, 2014	$654,071	$(4,435)	$649,636

Owner’s equity at February 1, 2015	$618,838	$(14,923)	$603,915

Net income	9,477		9,477
Net Distribution to Parent	(2,470)		(2,470)
Other comprehensive income:
Foreign currency translation adjustment		3,278	3,278

Owner’s equity at May 3, 2015	$625,845	$(11,645)	$614,200

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

COMBINED STATEMENTS OF CASH FLOWS

Amounts in thousands, unaudited

	Three Months Ended
	May 3, 2015	May 4, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,477	$7,299
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	6,735	6,402
Provision for uncollectibles	130	205
Non-cash allocation charges from parent	2,705	1,656
Stock-based compensation expense	608	684
Deferred income taxes	164	193
Other non-cash adjustments	90	101
Changes in assets and liabilities:
Increase in receivables	(2,313)	5,408
Increase in inventories	(18,624)	(32,847)
Increase in other current assets	(235)	(797)
Increase in other assets	(64)	(20)
Increase in accounts payable	23,316	24,637
Change in net receivables from /payables to affiliates	(71)	111
Decrease in accrued liabilities	(9,524)	(6,752)
Decrease in other long-term liabilities	(619)	(2,044)

Net cash provided by operating activities	11,775	4,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(779)	(1,155)

Net cash used in investing activities	(779)	(1,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash (distribution to) contribution from parent	(5,774)	10,345

Net cash used in financing activities	(5,774)	10,345

Effect of exchange rates on cash and cash equivalents	1,145	467
Increase (decrease) in cash and cash equivalents	$6,367	$13,893
Cash and cash equivalents at beginning of period	23,656	31,743

Cash and cash equivalents at end of period	$30,023	$45,636

The accompanying notes are an integral part of these combined financial statements.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Dollars in thousands, unaudited

NOTE 1 — BASIS OF PRESENTATION & DESCRIPTION OF BUSINESS

Basis of Presentation

The accompanying combined financial statements present the results of operations, financial position and cash flows of HD Supply Power Solutions, Ltd., HDS Power Solutions, Inc. (MI), and a division of HD Supply Canada, Inc. (combined “HD Supply Power Solutions Business,” or the “Company,” or “Power Solutions”), each wholly owned, indirect subsidiaries of HD Supply, Inc. (“HD Supply” or “Parent”).

The preparation of these financial statements includes the use of “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company and have been identified and allocated or pushed down as appropriate to reflect the financial results of the Company for the periods presented. Assets include items such as rebate receivables; liabilities include items such as employee benefit accruals and insurance accruals; expenses include services for items such as human resources, tax, accounting, information technology, legal, internal audit, operations and treasury. Allocations were made based on specific identification where practicable. In instances where specific identification was deemed not practicable, allocations were made based on allocation-specific, appropriate metrics including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization (“EBITDA”), branch count and employee count. Management believes the methodology applied in the allocation of these costs is reasonable. HD Supply’s net investment in the Company is shown as owner’s net investment in the Combined Balance Sheets.

No third-party debt has been allocated to the Company from HD Supply. Interest expense included in these financial statements reflects the terms of the intercompany debt agreement between HD Supply Holdings, LLC, a wholly owned subsidiary of HD Supply, Inc., and the Company. These terms may not be indicative of terms reached on a third-party basis. These combined financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if the Company operated as a stand-alone, independent business. Further, a change in the parent company’s size and cost structure may result in additional or fewer expenses.

In management’s opinion, the unaudited financial information for the interim period presented includes all adjustments necessary for a fair statement of the results of operations, financial position, and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Company’s significant accounting policies and other information, you should read this report in conjunction with its annual report for the year ended February 1, 2015, which includes all disclosures required by generally accepted accounting principles (“GAAP”).

Description of Business

Power Solutions distributes electrical transmission and distribution products, power plant MRO supplies and smart grid products, and arranges materials management and procurement outsourcing for the power generation and distribution industries. The Company serves four distinct customer end markets: Investor-Owned Utilities (“IOU”), Public Power, Construction, and Industrial. Power Solutions serves electric power plant customers primarily through a bid based model and, to a lesser extent, sells MRO products through print catalogs. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, unaudited

substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in non-residential and residential construction. Power Solutions also provides materials management and procurement outsourcing services. Power Solutions’ capabilities allow the Company to integrate with its customers and perform part of their sourcing and procurement function. The Company operates through a network of 125 branches in the United States across 30 states and 4 branches in Canada in 4 provinces.

Principles of Combination

The combined financial statements present the results of operations, financial position and cash flows of Power Solutions. All material intercompany balances and transactions have been eliminated.

Fiscal Year

HD Supply Power Solutions’ fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended January 31, 2016 (“fiscal 2015”) and February 1, 2015 (“fiscal 2014”) both included 52 weeks. The three months ended May 3, 2015 (“first quarter 2015”) and May 4, 2014 (“first quarter 2014”) both include 13 weeks.

Legal Entity & Geographic Information

Power Solutions is the combination of HD Supply’s Utilities and Electrical businesses. These businesses, operating as one segment, are held in three legal entities: HD Supply Power Solutions, Ltd., HDS Power Solutions, Inc. (MI), and a division of HD Supply Canada, Inc. Effective February 4, 2013 (the first day of fiscal 2013), through a series of transactions, HD Supply Electrical, Ltd. was merged with HD Supply Utilities, Ltd., which was subsequently renamed HD Supply Power Solutions, Ltd.

Power Solutions operates in the United States and Canada. Net sales for Power Solutions outside the United States, primarily Canada, were $43,911 and $54,785 in the three months ended May 3, 2015 and May 4, 2014, respectively. Long-lived assets of Power Solutions in Canada were $16,186 and $14,966 as of May 3, 2015 and February 1, 2015, respectively.

Estimates

Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these financial statements in conformity with GAAP. Actual results could differ from these estimates. Also, as discussed above, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

Self-Insurance

HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the accompanying Combined Balance Sheets. HD Supply’s self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, unaudited

assumptions followed in the insurance industry and historical loss development experience. These self-insurance programs have been allocated to the Company using reasonable methodologies such as sales, payroll and headcount information. At May 3, 2015 and February 1, 2015, the Company’s self-insurance liabilities totaled $8,046 and $7,293, respectively.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

Interest — imputation of interest — In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-03, “Interest — Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). The amended guidance requires that all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt. The amended guidance is limited to the presentation of debt issuance costs. ASU 2015-03 is effective for fiscal years, and interim periods, beginning after December 15, 2015. Early adoption is permitted. The adoption of ASU 2015-03 is not expected to have a material impact on the Company’s financial position or results of operations.

Discontinued operations — In April 2014, the FASB issued ASU No. 2014-08, “Reporting discontinued operations and disclosure of disposals of components of an entity” (“ASU 2014-08”). The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. During the first quarter of fiscal 2015, the Company adopted ASU 2014-08. The impact on the Company of this adoption will depend on the nature and size of future disposals, if any, of a component of the Company.

Revenue recognition — In May 2014, the FASB issued ASU No. 2014-09, “Revenue from contracts with customers” (“ASU 2014-09”). The amended guidance outlines a single comprehensive revenue model for entities to use in accounting for revenue arising from contracts with customers. The guidance supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” Entities have the option of using either a full retrospective or modified approach to adopt the guidance. ASU 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016 (early adoption is not permitted). In April 2015, the FASB proposed a one-year delay in the effective date of ASU 2014-09 and a permission to early adopt for interim and annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of adopting ASU 2014-09.

NOTE 3 — RELATED PARTY

HD Supply subsidiaries — The Company entered into transactions with HD Supply’s subsidiaries for the sale of inventory for the financial statement periods presented. Sales to HD Supply’s subsidiaries were approximately $290 and $216 in the three months ended May 3, 2015 and May 4, 2014, respectively. Purchases from HD Supply’s subsidiaries were approximately $420 and $285 in the three months ended May 3, 2015 and May 4, 2014, respectively. Sales with HD Supply’s subsidiaries are generally recorded at cost plus five percent. These amounts are reported in Net sales and Cost of sales, as the inventory is relieved through sales, in the Combined Statements of Operations.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, unaudited

Amounts due to HD Supply’s subsidiaries were approximately $167 at May 3, 2015 and $205 at February 1, 2015. Amounts due from HD Supply’s subsidiaries were approximately $102 at May 3, 2015 and $69 at February 1, 2015. Such amounts are included in the Combined Balance Sheets.

HD Supply — The Company has significant transactions with HD Supply through HD Supply’s centralized approach to managing the cash and the financing of the Company’s business. Under HD Supply’s centralized cash management system, cash requirements of the Company are provided directly by HD Supply, and cash generated by the operations of the Company are remitted directly to HD Supply. The resulting receivables and payables are then periodically contributed from or distributed to HD Supply as changes to owner’s equity. Additionally, during the three months ended May 3, 2015 and May 4, 2014 net non-cash contributions from HD Supply of $599 and $876, respectively, are included as changes to owner’s equity.

HD Supply affiliates — The Company purchased product from affiliates of HD Supply’s owners (“Equity Sponsors”) and Board of Directors for approximately $11,570 and $12,055 in the three months ended May 3, 2015 and May 4, 2014, respectively. The Company believes these transactions were conducted at prices that an unrelated third party would pay.

Agile Sourcing Partners — The Company holds a 35% ownership in Agile Sourcing Partners (“Agile”). Agile provides supply chain and sourcing services for electric and gas utilities, suppliers and contractors, primarily in California, Nevada, Virginia and Maryland. Additional capabilities include logistics, product staging, cross docking, kitting, assembly, inspection, on site auditing, staffing, consulting, and project management. The Company accounts for its ownership in Agile under the equity method of accounting in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company recorded its pro rata portion of earnings of Agile of approximately $75 and $29 in the three months ended May 3, 2015 and May 4, 2014, respectively. The Agile investment was $2,122 at May 3, 2015 and $2,047 at February 1, 2015. Power Solutions sold product to Agile for approximately $4,796 and $1,892 in the three months ended May 3, 2015 and May 4, 2014, respectively. The Company believes these transactions were conducted at prices that an unrelated third party would pay.

NOTE 4 — INCOME TAXES

For the three months ended May 3, 2015, the Company’s combined federal, state, and foreign effective tax rate for continuing operations is 12.2%. For the three months ended May 4, 2014, the Company’s combined federal, state, and foreign effective tax rate for continuing operations is 15.1%. The income tax expense in both periods was mainly driven by income derived from foreign operations, the taxability of the partnership income in certain state jurisdictions. The Company’s US activity is conducted as a mixed structure consisting of a partnership and a corporation for income tax purposes. The Company’s US activities conducted within the corporation are included within the accompanying financial statements. For U.S. Federal and most state income taxes, a partnership is not subject to income tax. Instead, all of the Company’s partnership U.S. income tax activity flows into and is included in HD Supply’s U.S. consolidated federal income tax return. The Company’s partnership state taxable income, with the exception of Texas and Tennessee, flows into HD Supply’s U.S. state income tax filings. Texas and Tennessee subjects partnerships to income tax. Therefore, Texas and Tennessee partnership state income tax expense and related state income tax balances are included in the accompanying combined financial statements.

The Company’s Canada activity is included as a division in HD Supply’s Canada tax return. As a result, Canadian income tax expense and related income tax balances included in the accompanying combined financial statements have been calculated as if the Company operated as a separate entity.

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, unaudited

Cash paid for income taxes on behalf of the Company was $1,062 and $1,088 in the three months ended May 3, 2015 and May 4, 2014, respectively. These payments are included in the contribution to and distribution from the Company in the changes in owner’s equity.

As of February 1, 2015, the Company’s unrecognized tax benefits in accordance with the income taxes principles of GAAP (ASC 740, Income Taxes) were $2,164. During the three months ended May 3, 2015, the Company’s basis and interest related to unrecognized tax benefits increased by $159. A portion of the increase is related to the currency changes between the Canadian dollar and the U.S. dollar. The Company’s ending accrual for interest and penalties related to unrecognized tax benefits as of February 1, 2015 was $470 and increased to $526 as of May 3, 2015.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Encumbered Assets

Substantially all of the Company’s assets serve as collateral for HD Supply’s secured credit facilities. The Company is a guarantor of HD Supply’s secured credit facilities. In addition, the US entities of the Company are guarantors of HD Supply’s long-term notes.

Build-to-Suit Lease

In 2014, the Company entered into a build-to-suit lease arrangement for the construction of an approximately 15,000 square foot warehousing and office facility on an approximately 5 acre site located in Andrews, Texas. Due to the Company’s involvement with the construction of the facility, the Company is deemed to be the owner of the facility for accounting purposes during the construction phase. Accordingly, as of May 3, 2015, the Company had recorded a build-to-suit lease asset under construction of $2,425 as a component of Property and equipment, net, and a corresponding build-to-suit lease liability, which is a component of Other liabilities, on the Combined Balance Sheet. The final fair value of the land and facility are expected to be approximately $2,500. Following completion of the construction, the Company will lease the facility and land for an initial period of 10 years. Construction is expected to be completed in the second quarter of fiscal 2015.

Legal Matters

The Company is involved in various legal proceedings arising in the normal course of its business. In management’s opinion, none of the proceedings are material in relation to the operations, cash flows, or financial position of Power Solutions and the Company has adequate reserves to cover its estimated probable loss exposure.

The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company’s combined financial condition, results of operations or cash flows. For all other matters, management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably. There are no material matters that are reasonably possible and reasonably estimable, including matters that are probable

HD SUPPLY POWER SOLUTIONS BUSINESS

(A BUSINESS OF HD SUPPLY, INC.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Dollars in thousands, unaudited

and estimable but for which the amount that is reasonably possible is in excess of the amount that the Company has accrued for. If a material loss is probable or reasonably possible, and in either case estimable, the Company has considered it in the analysis and it is included in the discussion set forth above.

NOTE 6 — SUPPLEMENTAL BALANCE SHEET INFORMATION

Receivables

Receivables as of May 3, 2015 and February 1, 2015 consisted of the following:

	May 3, 2015	February 1, 2015
Trade receivables, net of allowance for doubtful accounts	$222,171	$215,305
Vendor rebate receivables	6,530	12,570
Other receivables	6,739	4,058

Total receivables, net	$235,440	$231,933

Other Current Liabilities

Other current liabilities as of May 3, 2015 and February 1, 2015 consisted of the following:

	May 3, 2015	February 1, 2015
Deferred revenue	$12,838	$12,088
Accrued non-income taxes	5,665	4,538
Other	5,753	5,061

Total other current liabilities	$24,256	$21,687

During fiscal 2014, the Company entered into an agreement for the provision of products to a customer for use in the customer’s construction projects. Due to the unpredictable timing of the construction projects, the customer prepaid for certain of the product prior to taking possession. The Company recognizes the revenue for these products when the customer is deemed to have taken possession of the product. The deferred revenue as of May 3, 2015 is expected to be fully recognized in the next twelve months.